UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2024

Assembly Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35005	20-8729264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Tower Place, 7th Floor, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (833) 509-4583

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ASMB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

The information contained in Item 5.03 below is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 9, 2024, Assembly Biosciences, Inc. (the "Company"), filed an amendment (the "Amendment") to its Sixth Amended and Restated Certificate of Incorporation (the "Charter") with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split (the "Reverse Stock Split") of the Company's common stock, par value $0.001 (the "Common Stock"). The Amendment became effective on February 9, 2024. As previously disclosed, at its special meeting of stockholders held on January 31, 2024 (the "Special Meeting"), the Company's stockholders approved a proposal to authorize the Company's Board of Directors (the "Board") to amend the Charter to effect a reverse stock split at a ratio between 1-for-7 and 1-for-17 (or any number in between), as determined by the Board in its discretion. On January 31, 2024, the Board approved the Reverse Stock Split at a ratio of 1-for-12.

On February 12, 2024, the Common Stock began trading on a split-adjusted basis under a new CUSIP number, 045396207.

The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of Common Stock are instead entitled to a cash payment equal to the fraction multiplied by the closing price of the Common Stock, as reported by Nasdaq, on the last trading day prior to the effective date of the Reverse Stock Split. The Reverse Stock Split will reduce the number of shares outstanding from approximately 65.8 million shares to approximately 5.5 million, subject to adjustment for fractional shares.

In addition, proportionate adjustments will be made to (1) the per share exercise price and number of shares issuable upon the exercise of all outstanding stock options to purchase shares of Common Stock, (2) the number of shares issuable upon the vesting of all outstanding restricted stock units and (3) the number of shares of Common Stock reserved for issuance pursuant to the Company's equity compensation plans.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On February 8, 2024, the Company issued a press release announcing the effective date of the Reverse Stock Split. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation, dated February 9, 2024.
99.1	Press Release dated February 8, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Assembly Biosciences, Inc.

Date: February 13, 2024	By:	/s/ John O. Gunderson
John O. Gunderson
VP, General Counsel and Corporate Secretary